Exhibit 10.1

TELARIA, INC.

1501 Broadway, Suite 801

New York, New York 10036

September 20, 2017

Adam Lichstein

By email

Dear Adam:

This letter (the “Agreement”) confirms the agreement between you and Telaria, Inc. (the “Company”) regarding your separation from employment with the Company.

1.         Transition Period.  Subject to the terms and conditions of this Agreement, the parties intend that you will continue to serve as the Company’s President, Publisher Platforms through and until October 6, 2017.  Through such date, you will work at the Company’s offices during normal business hours, unless otherwise directed by the Company, and will continue to perform all duties and responsibilities associated with your position.  You agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities.   The date on which your employment with the Company terminates shall be referred to as the “Employment Separation Date”.  You and the Company agree that effective as of the Employment Separation Date, or earlier if so requested by the Company, you will resign as a director of the Company and from all of the Company’s subsidiaries for which you serve as a director.  Except as otherwise agreed between you and the Company, you agree that as of the Employment Separation Date, or earlier if so requested by the Company, you will return to the Company any and all Company property in your possession, including, but not limited, to documents in hard copy or electronically stored.

2.         Compensation Through Employment Separation Date.  Provided that you comply with your obligations under this Agreement, and for so long as you continue to provide the services described in Section 1, the Company will pay you, in accordance with the Company’s standard payroll procedures, your base salary (as in effect on the date of this Agreement), less all applicable withholding taxes and other deductions; it being understood that in no event will you be entitled to receive such salary payments following October 6, 2017.

3.         Severance Benefits.  In accordance with the terms of your employment offer letter with the Company, as amended on February 7, 2017 (the “Offer Letter”), and subject to your continued compliance with the terms of this Agreement and your CIAA (as defined below), you shall be entitled to the following severance benefits: (i) severance payments, at a rate equal to your base salary as in effect as of your Employment Separation Date (it being understood that your base salary as of the Employment Separation Date will be no less than $425,000), for a period of 12 months from your Employment Separation Date; and (ii) a pro-rata portion of your annual bonus target for 2017, in an amount equal to $228,493.  The severance payments described above will be paid in accordance with the Company’s standard payroll procedures, and will commence on the first payroll date that follows the Release 2 Effective Date, and once they commence will be retroactive to the date of your Employment Separation Date.  The pro-rata portion of your bonus will be paid within seven business days following the Release 2 Effective Date.

4.         Equity.   In accordance with the terms of your Offer Letter, and subject to your continued compliance with the terms of this Agreement and your CIAA, as of the Release 2 Effective Date, 100% of the then-unvested portion of any stock option or restricted stock award issued to you by the Company shall vest.  Schedule A sets forth a list of all stock option and restricted stock awards issued to you by the Company.  The Company represents that Schedule A contains a complete and accurate list of all stock option and restricted stock awards issued to you by the Company.  You agree that Schedule A is a complete and accurate list of all stock option and restricted stock awards that you have received from the Company and except as set forth therein, you are not entitled to and have not received any stock or other equity awards from the Company.  Following the Employment Separation Date, the terms of your stock option and restricted stock unit awards, as modified by your Offer Letter, shall continue to be governed by the terms of the applicable stock option award or restricted stock unit award agreement to which they relate.

5.         Benefit Plans.  Your participation in the Company’s health insurance plans will cease as of the last day of the month in which your employment with the Company is terminated.  Thereafter, if you timely elect continued group health coverage through COBRA, the Company will pay to you, in accordance with the terms of your Offer Letter, and subject to your continued compliance with the terms of this Agreement and your CIAA, on the first day of each month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, until the earlier of: (x) October 31, 2018, (y) the expiration of your continuation coverage under COBRA or (z) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, in which case you shall notify the Company of such event.

6.         Release. In consideration for the Company’s agreements set forth herein, and in order to receive the benefits hereunder, you agree that you will execute and allow to become effective and irrevocable the Releases of claims attached hereto (the “Release Requirement”), as follows: Release 1, a copy of which is attached hereto as Exhibit A, within twenty-one (21) days of your execution of this Agreement, and Release 2, a copy of which is attached hereto as Exhibit B within twenty one (21) days of the Employment Separation Date (the date on which Release 2 becomes effective and irrevocable, the “Release 2 Effective Date”).  In the event that you do not satisfy the Release Requirement, you will not be eligible to receive any of the benefits set forth herein.  The Company agrees to execute and acknowledge each of the Releases.

7.         Expenses.  Within five days from the Employment Separation Date, you agree to submit a final expense reimbursement statement and required documentation reflecting all business expenses incurred through the Employment Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for expenses pursuant to its regular business practice and policies.

8.         Communications.  You agree that you will refrain from making statements, written or verbal, which disparage the goodwill or reputation of the Company, its officers, board of directors and/or its products, services or business practices.  Similarly, provided that you perform your obligations under this Agreement, the Company will direct its executive officers and board of directors who hold such positions as of the date of this Agreement to refrain from making statements, written or verbal, that disparage you or your business reputation.  Notwithstanding the foregoing, either party may respond accurately and fully to any question, inquiry or request for information when required by legal process.

9.         Withholding Taxes.  All forms of compensation referred to in this Agreement are subject to applicable withholding and payroll taxes.

10.       Other Agreements.  Except as explicitly provided herein, this Agreement renders null and void all prior agreements between you and the Company relating to the subject matter of this Agreement and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement.  For the avoidance of doubt, you shall continue to be bound by and comply with the Confidential Information and Assignment Agreement (the “CIAA”) executed by you and such compliance is a condition precedent to your receipt of any and all benefits provided to you under this Agreement.  All provisions with respect to Section 409A of the Code as set forth in your Offer Letter shall be incorporated by reference into this Agreement.   For the avoidance of doubt, any indemnification agreement entered into between you and the Company which relates to your service as an officer or director of the Company or its subsidiaries shall continue in full force and effect following your Employment Separation Date.

11.       Confidentiality of Agreement.  You agree that you will not disclose to others the non-public terms of this Agreement, except that you may disclose such information to your family members, attorney or tax adviser if such individuals agree that they will not disclose to others the terms of this Agreement.

12.       Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any person acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for purposes of this Agreement),  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.

13.       Communication Plan.  Upon execution of this Agreement, the parties will work together to develop a mutually agreeable communication plan and message regarding your departure from the Company; it being understood that the foregoing shall in no way limit the Company from making any factual disclosure required by applicable law.

14.       Amendments.  This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

15.       Severability.  If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

16.       Choice of Law.  This Agreement will be construed and interpreted in accordance with the laws of the State of New York (other than its choice-of-law provisions).  Any action arising out of this Agreement shall be brought in the state or federal courts located in the City of New York and both parties submit to the exclusive jurisdiction of any such court.

17.       Execution.  This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement.  Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

TELARIA, INC.

By:	/s/ Mark Zagorski
Name: Mark Zagorski
Title: Chief Executive Officer

I have read, understand and accept the terms of this Agreement.

/s/Adam Lichstein

Dated: September 20, 2017

SCHEDULE A

Award	Grant Date	Strike Price	Shares Granted	Unvested at 8/30/17	Option Exercise Window*
Stock Option	02/12/2010	$1.11	48,831	0	5 years from Separation Date with respect to any options that do not qualify as ISO. Otherwise 3 months*
Stock Option	02/03/2011	$4.28	158,366	0	5 years from Separation Date*
Stock Option	04/25/2012	$5.01	33,333	0	3 months from Separation Date
Stock Option	05/23/2013	$8.15	100,000	0	5 years from Separation Date
Stock Option	02/24/2014	$4.29	66,371	9,681	1 year from Separation Date
Stock Option	02/23/2015	$2.47	27,000	10,688	1 year from Separation Date
Stock Option	05/29/2015	$2.69	27,000	10,688	1 year from Separation Date

RSU	02/24/2014		53,872	13,468
RSU	02/23/2015		23,000	11,500
RSU	05/29/2015		23,000	11,500
RSU	03/07/2016		200,000	150,000
RSU	02/24/2017		175,000	175,000

*Option exercise window shall not extend beyond expiration date for option grant

EXHIBIT A

RELEASE 1

FORM OF GENERAL RELEASE

[to be executed as signing of Transition Agreement]

I have entered into an agreement (the “Agreement”) with Telaria, Inc. (the “Company”) with respect to my separation from employment with the Company.   In order to receive the benefits set forth in the Agreement, I have agreed to execute this General Release Agreement (“Release”).

1.         General Release.  In consideration for the Company’s agreement set forth above, to the fullest extent permitted by law, I waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company, as co-employer, or their respective predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to my employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the New York State Human Rights Law, the New York Executive Law, the New York Civil Practice Law and Rules, the New York Judiciary Law, the New York Labor Law, the New York Civil Rights Law, the New York Administrative Code, the New York City Human Rights Law, and all other laws and regulations relating to employment.  The Company waives and releases any claims against you, if any, known to the Company as of the date of this release.  However, this release covers only those claims that arose prior to the execution of this Agreement.  Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Release or the Agreement.

2.         Exceptions.  I understand that I am not releasing any claim that cannot be waived under applicable state or federal law, nor am I releasing any rights I have as an owner and/or holder of the Company’s common stock and stock options.  I am not releasing any rights that I have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between me and the Company, or any directors’ and officers’ liability insurance policy of the Company.  Nothing in this Release shall prevent me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or the Department of Labor, except that I hereby acknowledge and agree that I shall not recover any monetary benefits in connection with any such proceeding with regard to any claim released in this Agreement.  Nothing in this Release shall prevent me from challenging the validity of the release in a legal or administrative proceeding.

3.         ADEA Waiver.  I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”).  I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”).  Nevertheless, my general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

4.         Miscellaneous.  If any term of this Release is held to be invalid, void or unenforceable, the remainder of this Release will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result. This Release will be construed and interpreted in accordance with the laws of the State of New York (other than its choice-of-law provisions).  This Release may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement.  Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Agreed:

TELARIA, INC.	ADAM LICHSTEIN

By:

Date:	Date:

EXHIBIT B

RELEASE 2

FORM OF GENERAL RELEASE

[to be executed no earlier than the Transition End Date]

I have entered into an agreement (the “Agreement”) with Telaria, Inc. (the “Company”) with respect to my separation from employment with the Company.   In order to receive the benefits set forth in the Agreement, I have agreed to execute this General Release Agreement (“Release”).

1.         General Release.  In consideration for the Company’s agreement set forth above, to the fullest extent permitted by law, I waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company, as co-employer, or their respective predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to my employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the New York State Human Rights Law, the New York Executive Law, the New York Civil Practice Law and Rules, the New York Judiciary Law, the New York Labor Law, the New York Civil Rights Law, the New York Administrative Code, the New York City Human Rights Law, and all other laws and regulations relating to employment.  The Company waives and releases any claims against you, if any, known to the Company as of the date of this release.  However, this release covers only those claims that arose prior to the execution of this Agreement.  Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Release or the Agreement.  To the fullest extent permitted by law, the Company waives, releases and promises never to assert any claims or causes of action against you, in each case, to the extent arising from facts known by the Company as of the date of this Agreement.

2.         Exceptions.  I understand that I am not releasing any claim that cannot be waived under applicable state or federal law, nor am I releasing any rights I have as an owner and/or holder of the Company’s common stock and stock options.  I am not releasing any rights that I have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between me and the Company, or any directors’ and officers’ liability insurance policy of the Company.  Nothing in this Release shall prevent me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or the Department of Labor, except that I hereby acknowledge and agree that I shall not recover any monetary benefits in connection with any such proceeding with regard to any claim released in this Agreement.  Nothing in this Release shall prevent me from challenging the validity of the release in a legal or administrative proceeding.

3.         ADEA Waiver.  I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”).  I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”).  Nevertheless, my general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

4.         Representations.  I hereby represent that I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a claim.

5.         Miscellaneous.  If any term of this Release is held to be invalid, void or unenforceable, the remainder of this Release will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result. This Release will be construed and interpreted in accordance with the laws of the State of New York (other than its choice-of-law provisions).  This Release may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement.  Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Agreed:

TELARIA, INC.	ADAM LICHSTEIN

By:

Date:	Date: